Exhibit 4.1

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment"), dated as of November 6, 2007 (this "Effective Date"), is by and among Gastar Exploration Ltd., an Alberta corporation (the "Company"), Field Point III, Ltd., a Delaware limited liability partnership ("Field III"), Field Point IV, Ltd., a Delaware limited partnership ("Field IV"), SPF CDO I, Ltd., a Delaware limited partnership ("SPF I"), Wayzata Recovery Fund, LLC, a Delaware limited liability company ("Wayzata"), Cyrus Opportunities Master Fund II, Ltd., a Delaware limited partnership ("Cyrus" and together with SPCP, SPF I and Wayzata, the "Buyers" with each being a "Buyer").  Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the Securities Purchase Agreement (as defined below).

PRELIMINARY STATEMENT

WHEREAS, Company, Promethean Asset Management L.L.C., a Delaware limited liability company, as collateral agent ("Former Collateral Agent"), HFTP Investments LLC, a Delaware limited liability company ("HFTP"), Promethean I Master Ltd. (formerly known as GAIA Offshore Master Fund, Ltd.), a Cayman Islands corporation ("Prom I"), Promethean II Master, L.P., a Cayman Islands exempted limited partnership ("Prom II"), Leonardo, L.P., a Cayman Islands limited partnership ("Leonardo" and together with HFTP, Prom I, and Prom II, "Sellers" with each being a "Seller"), Wayzata, for itself and as successor in interest to Wayland Recovery Fund, LLC, and Cyrus, as successor in interest to Cyrus Opportunities Fund, L.P. and Cyrus Opportunities II, L.P., were parties to the Securities Purchase Agreement dated as of June 16, 2005, as amended by the First Amendment to Securities Purchase Agreement dated September 6, 2005 and the Consent and Omnibus Amendment to Transaction Documents dated January 5, 2006 (as so amended, the "Securities Purchase Agreement"), whereby, among other things, initial and additional senior secured notes issued by the Company were purchased for an aggregate principal amount of $73,000,000 (the "Notes");

WHEREAS, pursuant to a Note Sale Agreement dated May 18, 2007 (the "NSA"), each of SPF I and SPCP Group, LLC, a Delaware limited liability company ("SPCP"), purchased, among other things, the rights, title and interests of the Sellers in and to the Notes held by such Sellers and became a "Buyer" for purposes of the Securities Purchase Agreement;

WHEREAS, pursuant to certain assignment agreements, SPCP assigned all of its interests in the Notes to each of Field III and Field IV, and each of Field III and Field IV and became a "Buyer" for purposes of the Securities Purchase Agreement

WHEREAS, in connection with the NSA, Former Collateral Agent resigned and each Buyer appointed Silver Point Finance, LLC as the new Collateral Agent (the "Collateral Agent") under the Securities Purchase Agreement and related security documents; and

WHEREAS, the Company and each Buyer desires to amend the Securities Purchase Agreement as provided herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.   Amendments to Securities Purchase Agreement:

(a)           The fourth sentence of Section 3(a) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (I) the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (II) the transactions contemplated hereby, (III) the agreements and instruments to be entered into in connection herewith, (IV) the authority or ability of the Company or any Subsidiary to perform its obligations under the Transaction Documents or (V) the Liens of the Collateral Agent (as defined in the Security Agreement referred to in the Notes) on the Collateral (as defined in the Security Agreement) or the priority of such Liens.

(b)           The last sentence of Section 3(s) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Property Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of any Real Property of the Company and its Subsidiaries, taken as a whole, that could (alone or together with any other events, occurrences and/or conditions) cause or result in (x) a decrease of at least $2,500,000 of revenues from production of the Company and its Subsidiaries, taken as a whole or (y) a diminution in the value of any Real Property by at least $2,500,000.

(c)           Section 4(c) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Reporting Status.  Until the latest of (i) the date that is one (1) year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement  may sell all of the Shares issued hereunder without restriction pursuant to rule 144(k) promulgated under the 1933 Act (or successor thereto), (ii) the date on which no Notes remain outstanding, (iii) the date that is the last day on which any Notes or Shares may be issued hereunder, the Company shall timely file all periodic reports or current reports described in Section 7(a)(vii) of the Note that are required to be filed pursuant to applicable securities laws in the United States, and the Company shall not terminate its status as an issuer required to file Securities Law Documents (excluding those to be filed in Canada) under applicable laws in the United States even if such laws would otherwise permit such termination; provided, however, that the Company shall not be obligated hereby to maintain such status at any time after a Change of Control, so long as no Notes are outstanding and no Notes may be issued hereunder.

(d)           The penultimate sentence of Section 4(i) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

As soon as available but in any event on or before each of (i) the date on which the Company is required to file its Periodic Report on Form 10-K and (ii) the date on which the Company is required to file its Periodic Report on Form 10-Q for the quarter ending June 30th of each year (as the date for such filings may be extended as permitted by Rule 12b-25 under the 1934 Act pursuant to a timely filed Form 12b-25), the Company shall furnish to the Collateral Agent and, upon written request, any Buyer, an Independent Reserve Report (as defined in the Notes) dated effective as of the preceding December 31 or June 30, as applicable; provided, however, that any such request by such Buyer shall constitute a waiver, with respect to any material non-public information regarding the Company and its Subsidiaries contained in such Independent Reserve Report, of the restriction herein on the Company's disclosure to a Buyer of material non-public information.

(e)           Section 4(n), clause (a)(VI), of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(VI) reimbursement obligations at any one time in respect of letters of credit or lines of credit issued by one or more financial institutions for the account of the Company or any of its Subsidiaries in connection with the Company’s establishment and maintenance of a Hedged (as defined in Section 4(r)) position with respect to, at any time, a maximum of 75% of the Company’s estimate of its proved producing oil and gas reserves anticipated to be produced for the succeeding 24 calendar months on a rolling 24 calendar-month basis, so long as the aggregate amount of all such letters of credit and lines of credit does not exceed $5,000,000 at any one time.

(f)           Section 4(o), clause (i), of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows

(i) except for Permitted Investments (as defined herein) in which the holders of the Notes have a valid, perfected first priority security interest, make any loans to, or investments in, any other person or entity, including through lending money, deferring the purchase price of property or services (other than trade accounts receivable on terms of ninety (90) days or less), purchasing any note, bond (excluding surety and similar bonds obtained by the Company and its Subsidiaries in the ordinary course of their business to the extent permitted by clause (a)(IV) of Section 4(n)), debenture or similar instrument, entering into any letter of credit (except as permitted by clause (a)(VI) or (a)(VII) of Section 4(n)), guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other person or entity, or acquiring any equity securities of, or other ownership interest in, or making any capital contribution to any other entity (provided, however, that, (A) the Company and its Subsidiaries may make capital contributions to (1) domestic Subsidiaries so long as the Company and its Subsidiaries comply with Section 4(t)(vi) and (2) foreign Subsidiaries so long as  the Company and its Subsidiaries comply with Section 4(t)(vi) and the amount of all capital contributions made to foreign Subsidiaries does not exceed $7,500,000 in the aggregate and (B) the Company and its U.S. and Canadian Subsidiaries may make loans to each other to the extent the incurrence of the Indebtedness represented by such loans would be permitted by Section 4(n)(a)(III) and not otherwise be prohibited by Section 4(n)),

(g)           Section 4(o), clause (ii), of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(ii)           invest in, participate in, lease, purchase, obtain or otherwise acquire any real property, facilities, or oil, gas or other mineral drilling, exploration or development rights, concessions, working interests or participation interests (collectively, "Interests"), and shall not have done any of the foregoing since April 30, 2005, unless (A) with respect to Interests located in Australia, all investments, participations, leases, purchases or acquisitions together with capital contributions permitted under Section 4(o)(i) and made to foreign Subsidiaries organized under the laws of Australia do not exceed $50,000,000 in the aggregate at any one time and such Interests remain free and clear of any Lien in favor of any third party (other than Permitted Liens), (B) with respect to Interests located in Kansas, California or Canada, the Buyers or Collateral Agent are provided a valid, perfected first priority security interest in such Interests in accordance with Section 4(t)(vii) of this Agreement and (C) with respect to any other Interests, the Buyers or the Collateral Agent are provided with a valid, perfected first priority security interest in such Interests on or prior to the date that is (I) ten (10) days after the date on which the  investments, participations, leases, purchases or acquisitions exceed $2,000,000 in the aggregate at any one time and (II) concurrently with any investment, participation, lease, purchase or acquisition that individually exceeds $2,000,000,

(h)           Section 4(p) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Restriction on Purchases, Payments or Dividends.  From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)           declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (including the Common Shares as defined in the Notes) or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any capital stock or establish or set any record date with respect to any of the foregoing; provided, however that:

(A)           any Subsidiary may declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock that is held solely by the Company or by a U.S. or Canadian Subsidiary so long as (1) all of the equity of such Subsidiary (excluding directors' qualifying shares to the extent that the issuance thereof is required by law), is controlled and directly or indirectly owned by the Company, (2) such Subsidiary is party to the Guaranty and the Security Agreement, and (3) the holders of the Notes have a valid, perfected first priority security interest in substantially all of the assets of such Subsidiary (other than assets located in Australia or as provided in Section 4(o)(ii));

(B)           the Company may issue or authorize the issuance of any preferred stock with the prior written consent of the holders of at least two-thirds (2/3) of the aggregate principal of the Notes then outstanding (which consent will not be unreasonably withheld); and

(C)           the Company may declare cash dividends on preferred stock of the Company so long as the Company has delivered an officer's certificate certifying that no Default (as defined in Section 4(u)(i)) exists or would be caused thereby and demonstrating that, immediately before and after giving effect to such dividend, no Reserve Test Failure exists or would exist, or

(ii)           purchase, redeem or otherwise acquire, directly or indirectly, any shares in the Company's capital or any shares of the capital stock of any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to share option or purchase agreements in effect on the date of this Agreement, or cashless exercise of options by employees under existing share options or purchase agreements, in each case as set forth on Schedule 3(c).

(i)           The first sentence of Section 4(r) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Except as set forth in the following sentence, none of the Company’s estimate of its oil and gas reserves shall be protected from price fluctuations using derivatives, fixed price agreements and/or volumetric production payments ("Hedged").  As of each date (a “Determination Date”) that is the end of a quarterly or annual period covered by a Periodic Report filed, or required to be filed, by the Company with the SEC or under Canadian Securities Laws, as the case may be, from the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding, the Company may maintain a Hedged position with respect to no more than 75% of the Company’s estimate of its proved producing oil and gas reserves anticipated to be produced for each rolling 24-month period commencing immediately after such Determination Date.

(j)           Section 4(t)(i) and Section 4(t)(ii) of the Securities Purchase Agreement is hereby amended and restated in their entirety to read as follows:

(i)           All Production Proceeds (as defined in the Mortgages) received by Company or any of its Subsidiaries shall initially be deposited in a Deposit Account that is covered by an Account Control Agreement (as defined in the Security Agreement) (the "Segregated Account").  The Company shall, and shall cause each Subsidiary to, use its best efforts to provide that all Production Proceeds in the Segregated Account consisting of (A) payment of oil or gas proceeds received on account of, or for the benefit of, any third-party owner of oil or gas interests, including royalty, rentals, overriding royalties and third party working interest payments, or (B) taxes, charges, costs and expenses that are required to be paid on account of such Production Proceeds on account of, or for the benefit of, any third-party owner of oil or gas interests (the items in clauses (A) and (B), the "Third-Party Production Proceeds") be periodically (and in no event less frequently than monthly) transferred to a Deposit Account of the Company or one of its Subsidiaries that is not covered by an Account Control Agreement (the "Third Party Production Account").

(ii)           The Company shall not, and shall not permit its Subsidiaries to, deposit funds other than Third Party Production Proceeds in the Third Party Production Account.  The Company shall provide written notice to the holders of the Notes and the Collateral Agent as to which Deposit Account is the Segregated Account.  If the Company or any Subsidiary uses funds from a Deposit Account other than the Third Party Production Account to pay Third-Party Production Proceeds, then the Company or such Subsidiary shall promptly (and in any event within 3 Business Days) transfer funds from the Third Party Production Account to the Segregated Account in an amount equal to such Third-Party Production Proceeds so transferred from such Deposit Account other than the Third Party Production Account.

(k)           Section 4(t)(vi) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows

(vi)           Immediately upon creation of a direct or indirect Subsidiary or acquisition of an equity interest in any entity, the Company shall (A) immediately pledge, or cause its Subsidiaries to pledge, to the Buyers (1) 100% of the equity interests of  each newly formed direct or indirect domestic Subsidiary, (2) 65% of the equity interests of each newly formed direct or indirect foreign Subsidiary, and (3) 100% of the equity interests held by the Company and its Subsidiaries in any other entity, in each case, including any securities representing such equity interests and in accordance with the terms of the applicable Pledge Agreement, (B) cause such newly formed domestic Subsidiary or other entity (other than any foreign Subsidiary) to enter into the Guaranty and (C) cause such newly formed domestic Subsidiary or other entity (other than any foreign Subsidiary) to enter into the Security Agreement and such other Security Documents as necessary to grant to the Buyers a valid, perfected first priority security interest in, and lien on, substantially all of the assets of such Subsidiary (other than assets located in Australia or as provided in Section 4(n)(d) or 4(o)(ii)), and comply with the terms thereof.

(l)           Section 4(u)(i) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(i)           Neither the Company nor any of its Subsidiaries shall sell, transfer, farm-out, assign or otherwise dispose of any Real Property (and any of the Collateral used in connection with the operation of such Real Property) without the prior written consent of the holders of at least two-thirds (2/3) of the aggregate principal of the Notes then outstanding (a "Real Property Disposition"), except in a good faith, arm's length transaction with Persons who are not Related Parties, providedthat (1) the consideration for the Real Property Disposition does not consist, in whole or in part, of any Indebtedness of the Company or any of its Subsidiaries (or the forgiveness, cancellation or termination of any such Indebtedness), (2) the net cash proceeds of the Real Property Disposition are immediately deposited into the Segregated Account, or, if any of the consideration consists of Real Property or other assets, the Buyers or the Collateral Agent are provided with a valid, perfected first priority security interest therein within two (2) Business Days of the Real Property Disposition, and (3) immediately before and immediately after giving effect to the Real Property Disposition, no Reserve Test Failure, Event of Default, or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default (such event, a "Default") shall exist (any such Real Property Disposition, a "Permitted Real Property Disposition").

Upon a Permitted Real Property Disposition, each of the Buyers shall, and shall cause the Collateral Agent (if applicable), at the Company's sole expense, to promptly release any Lien encumbering that portion of the Real Property and any of the Collateral used in connection with the operation of such Real Property that is sold, transferred, farmed-out, assigned, or disposed of, provided that the Company and each applicable Subsidiary shall deliver to the Buyers or their collateral agent (if applicable) a written notice from the Company and each applicable Subsidiary, which notice shall contain no material non-public information, (I) requesting the release of the Liens encumbering the Real Property and Collateral sold, transferred, farmed-out, assigned or disposed of, (II) describing the proposed Real Property and Collateral sold, transferred, farmed-out, assigned or disposed of, (III) stating the purchase price or other property to be received in consideration for such sale or disposition of such Real Property and Collateral, (IV) if there is to be a substitution of Real Property or other assets for the Real Property (and any related collateral) that is subject to the Real Property Disposition, specifying the Real Property or other assets intended to be substituted therefor, (V) attaching an officer's certificate in form and substance reasonably acceptable to the Buyers certifying that the Permitted Real Property Disposition is in compliance with each of the requirements of the immediately preceding paragraph and including details of the calculations and components of the Reserve Test Failure calculations, (VI) attaching the form of release requested by the Company or its applicable Subsidiary to be authorized or, if necessary, executed by the Buyers (or their collateral agent, as applicable) and (VII) stating whether any Disposition Redemption Offer is required pursuant to Section 4(b) of the Notes.

(m)           Section 4(aa) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Title Opinions.  Prior to the Company's or any of its Subsidiaries' drilling of any well on any of the Hydrocarbon Property (as defined in the Mortgages) that it operates, the Company or such Subsidiary will obtain a customary drilling title opinion with respect to such Hydrocarbon Property (as defined in the Mortgages).  The Company shall promptly provide the Collateral Agent and, upon written request, any Buyer with a copy of such drilling title opinion subject to such Buyer's execution of a confidentiality agreement reasonably acceptable to the Company with respect thereto; provided, however, that any such request by a Buyer shall constitute a waiver, with respect to any material non-public information regarding the Company and its Subsidiaries contained in such drilling title opinion, of the restriction herein on the Company's disclosure to such Buyer of material non-public information.  Upon the request of the Collateral Agent, the Company and any of its Subsidiaries shall use commercially reasonable efforts to obtain and provide copies of any other title opinions with respect to Real Property that is a Producing Property which the Company or its Subsidiaries has access to or is entitled to receive or request.

(n)           The second sentence of Section 9(e) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

No provision of this Agreement may be amended, modified or supplemented other than by an instrument in writing signed by the Company and the Buyers holding at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding.

(o)           Schedule 3(a) of the Securities Purchase Agreement is hereby replaced with the Schedule 3(a) attached hereto.  Schedule 3(c) - Capitalization of the Securities Purchase Agreement is hereby replaced with the Schedule 3(c) - Capitalization attached hereto.  Schedule 3(h) – Litigation of the Securities Purchase Agreement is hereby replaced with the Schedule 3(h) attached hereto.  Schedule 3(w) – Transactions with Affiliates of the Securities Purchase Agreement is hereby replaced with the Schedule 3(w) – Transactions with Affiliates attached hereto.  Schedule 3(bb) – Outstanding Indebtedness; Liens of the Securities Purchase Agreement is hereby replaced with the Schedule 3(bb) – Outstanding Indebtedness; Liens attached hereto.  With respect to Real Property located in Texas and Australia only, Schedule 3(cc) – Real Property of the Securities Purchase Agreement is hereby replaced with the Schedule 3(cc) – Real Property attached hereto.

Section 2.   Representations and Warranties.  The Company represents and warrants that (a) the execution, delivery and performance of this Amendment are within the corporate power and authority of the Company and have been duly authorized by appropriate proceedings, (b) the Liens of the Collateral Agent under the Security Documents (as defined in the Notes) are valid and subsisting and secure, among other things, the Company's obligations under the Notes, (c) this Amendment constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity, (d) the representations and warranties of the Company contained in the Securities Purchase Agreement, the Notes and the Security Documents after giving effect to the amendments contemplated hereby and in the Notes as amended and restated as of the date hereof are true and correct as of the date hereof, and (e) after giving effect to the amendments contemplated hereby and in the Notes as amended and restated as of the date hereof, no Event of Default has occurred and is continuing as of the date hereof (other than the Events of Default specified in the Waiver dated as of the date hereof and made by the Buyers in favor of the Company); provided, however, notwithstanding clause (d) above, the Company makes no representation and warranty as to the truth or correctness of the second and third sentences of the representation and warranty contained in Section 3(f) of the Securities Purchase Agreement.

Section 3.   Effectiveness.  The Securities Purchase Agreement shall be amended as provided in this Amendment on the date first set forth above when:

(a)           Buyer Documentation.  Each Buyer shall have received each of the following:

(1)           Note Certificates (in the principal amounts as such Buyer shall request) in the form of the attached Exhibit A representing such principal amount of the Notes that such Buyer has purchased under or in connection with the Securities Purchase Agreement;

(2)           the Boards of Directors of the Company and the other Loan Parties shall have adopted resolutions authorizing the execution and delivery of this Amendment and the Transaction Documents listed on Schedule I hereto and in a form reasonably acceptable to such Buyer (the "Resolutions");

(3)           a certificate evidencing the incorporation and good standing of the Company and each Loan Party in such entity's state or other jurisdiction of incorporation or organization issued by the Secretary of State (or other applicable authority) of such state or jurisdiction of incorporation or organization as of a date within ten (10) days of the Effective Date;

(4)           a secretary's certificate of the Company and each other Loan Party, dated as of the Effective Date, certifying as to (i) the Resolutions, (ii) the organizational documents of the Company and such Subsidiary, as the case may be and certified as of a date within ten (10) days of the Effective Date by the applicable governmental authority of the applicable jurisdiction, and (iii) the by-laws, limited partnership agreement or limited liability company agreement of the Company and such Subsidiary, as the case may be; and

(5)           an executed copy of the Amendment Fee Letter dated as of the Effective Date (the "Fee Letter").

(b)           Collateral Agent Documentation.  The Collateral Agent shall have received each of the following:

(1)           One fully executed original of each of the Notes and six (6) fully executed originals of each of the other Transaction Documents listed on Schedule I hereto; and

(2)           copies of such title opinions with respect to the Hydrocarbon Property (as defined in the Mortgages) as have been prepared prior to the date of this Agreement and which the Company or its Subsidiaries have in their possession.

(c)           Fees.  The Company shall pay to each Buyer for its own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.  The Company shall pay to the Collateral Agent and the Buyers all of their respective reasonable, out-of-pocket costs and expenses incurred in connection with the transactions evidenced by this Amendment (including reasonable fees and out-of-pocket expenses and fees owing to their respective counsels).

(d)           Satisfaction of Conditions.  To the extent that the satisfaction of the conditions in this Section 3 is subject to the Buyers or the Collateral Agent finding documents or other deliverables to be satisfactory or acceptable, such documents or other deliverables shall be deemed satisfactory or acceptable if delivered on or prior to the date of this Amendment unless the Buyers or the Collateral Agent shall have given written notice to the Company on or before the date of this Amendment of any deficiencies therein.

Section 4.   Post-Closing Covenant.

(a)           The Company covenants and agrees with the Buyers that the Company shall deliver to the Collateral Agent, not later than 7 days after the date hereof (or such later date agreed to by the Majority Holders as defined in the Notes), (i) restricted account agreements with Wells Fargo Bank, National Association in form and substance satisfactory to the Collateral Agent, (ii) a securities account control agreement with Wells Fargo Brokerage Services, LLC in form and substance satisfactory to the Collateral Agent, (iii) the opinion of Burnet, Duckworth & Palmer LLP, which opinion will address, among other things, laws of the Provinces of Alberta and the federal laws of Canada applicable to the transactions contemplated hereby, in form, scope and substance reasonably satisfactory to the Buyers, (iv) the opinion of Warner Norcross & Judd LLP, which opinion will address, among other things, laws of the State of Michigan applicable to the transactions contemplated hereby and the security interests provided pursuant to the Security Agreement and the other Security Documents, in form, scope and substance reasonably satisfactory to the Buyers, and (v) the opinion of Vinson & Elkins L.L.P., which opinion will address, among other things, laws of the States of Delaware, New York and Texas applicable to the transactions contemplated hereby and the security interests provided pursuant to the Security Agreement and the other Security Documents, in form, scope and substance reasonably satisfactory to the Buyers.

(b)           The Company covenants and agrees with the Buyers that the Company shall deliver to the Collateral Agent, not later than 60 days after the date hereof (or such later date agreed to by the Majority Holders as defined in the Notes), (i) an amended Schedule 3(cc) – Real Property of the Securities Purchase Agreement with respect to Real Property located in Wyoming and Montana, (ii) amended and restated mortgages or deeds of trust, as the case may be, granting a first-priority securing interest in the Real Property of the Company and its Subsidiaries located in Montana, Wyoming and West Virginia, in each case in form and substance satisfactory to the Collateral Agent, (iii) a pledge agreement governed by Australian law and in form and substance reasonably satisfactory to the Collateral Agent pledging 65% of the equity interests of Gastar Power Pty Ltd. and such other documents required to perfect the security interest of the Collateral Agent therein and (iv) a legal opinion of Australian counsel in form and substance reasonably satisfactory to the Majority Holders addressing the security interests provided pursuant to the pledge agreement referenced in clause (b)(iii) above.

Notwithstanding anything to the contrary in the Notes, the Company's failure to timely satisfy the covenants and agreements in this Section 4 shall be an Event of Default under the Notes.

Section 5.   Signatures; Counterparts.  Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.   Headings.  The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.   No Additional Sale Election Notice.  This Amendment shall in no way be construed as an Additional Sale Election Notice.

Section 8.   Ratification and Confirmation of the Securities Purchase Agreement.  The Company hereby adopts, ratifies and confirms the Securities Purchase Agreement, as amended hereby, and acknowledges and agrees that the Securities Purchase Agreement, as amended hereby, is and remains in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Buyer under the Securities Purchase Agreement or the other Transaction Documents, nor constitute an amendment or waiver of any other provision of the Transaction Documents.  All references to the Securities Purchase Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Securities Purchase Agreement as modified by this Amendment.

Section 9.   Entire Agreement.  The Securities Purchase Agreement, as amended by this Amendment, supersedes all other prior oral or written agreements between each Buyer, the company, their affiliates and persons acting on their behalf with respect to the matters discussed herein.

Section 10.   Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties and their respect successors and assigns.

Section 11.   GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COMPANY:

GASTAR EXPLORATION LTD.

By:	/s/ Michael A. Gerlich
Name: Michael A. Gerlich
Title: Vice President and Chief Financial Officer

BUYERS:

FIELD POINT III, LTD.

By:
Name:
Title:

FIELD POINT IV, LTD.

By:
Name:
Title:

SPF CDO I, LTD.

By:
Name:
Title:

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
By:	Cyrus Capital Partners, L.P.
Its:	Investment Manager

By:	Cyrus Capital Partners GP, LLC,
Its:	General Partner

By:
Name:
Title:

WAYZATA RECOVERY FUND, LLC
By:	Wayzata Investment Partners LLC
Its:	Manager

By:
Name:
Title: